Exhibit 99.1

“A Coalbed Methane Exploration & Development Company”

Stephen M. Smith, Treasurer • 909 Fannin, Suite 1850 • Houston, Texas 77010 • Direct (713) 287-2251 • Fax (713) 659-3855 • www.geometinc.com

GeoMet Announces Third Quarter 2006 Results

Houston, Texas – November 9, 2006 – GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced financial and operating results for the quarter and nine months ended September 30, 2006. Performance highlights for the third quarter of 2006 as compared to the same period in 2005 include:

•	Average daily gas sales of 18.0 MMcf, up 37% over third quarter 2005 levels
•	Net income of $4.2 million, as compared to a loss of $(11.3) million in the prior year
•	Adjusted EBITDA of $5.9 million, up 45% from the same period in 2005

For the quarter ended September 30, 2006, GeoMet’s net income increased to $4.2 million or $0.11 per fully diluted share, compared to a loss of $(11.3) million, or $(0.41) per fully diluted share, for the same period in 2005. EBITDA, defined as net income before net interest expense, other non-operating income or losses, income taxes and depreciation, depletion and amortization (a non-GAAP measure, see reconciliation of net income to EBITDA attached) was $9.9 million for the quarter as compared to $(15.1) million in the same period of 2005. Adjusted EBITDA, defined as EBITDA before non-cash charges (a non-GAAP measure, see reconciliation of EBITDA to Adjusted EBITDA attached) for the quarter increased 45% to $5.9 million compared to $4.1 million for the prior year period. Net sales volumes for the quarter increased 37% to 1.7 Bcf compared to 1.2 Bcf for the same period in 2005. Average natural gas prices, adjusted for realized hedging gains or losses, were $6.96 per Mcf during the quarter versus $6.95 for the same period in 2005. Excluding the impact of hedging, average natural gas prices during the quarter decreased by $2.11 per Mcf compared to the prior year period to an average of $6.63 per Mcf. During the quarter, GeoMet recorded an unrealized gain from the change in the market value of its derivative contracts of $4.1 million compared to a $(19.2) million unrealized loss for the same period in 2005. Capital expenditures incurred during the quarter were $24.2 million compared to $14.4 million for the prior year period.

For the nine months ended September 30, 2006, GeoMet’s net income increased to $13.7 million or $0.39 per fully diluted share, compared to a loss of $(11.0) million, or $(0.40) per fully diluted share, for the same period in 2005. EBITDA was $31.8 million for the nine months ended September 30, 2006, versus $(10.9) million in the prior year. Adjusted EBITDA of $17.6 million for the nine months ended September 30, 2006 increased 61% as compared to $10.9 million for the same period in 2005. Net sales volumes for the nine months ended September 30, 2006 increased 37% to 4.5 Bcf compared to 3.3 Bcf for the same period in 2005. Average natural gas prices, adjusted for realized hedging gains or losses, were $7.51 per Mcf during the nine months ended September 30, 2006 versus $6.69 for the same period in 2005. Excluding the impact of hedging, average natural gas prices for the nine month period increased $0.04 per Mcf from the prior year period to average $7.43 per Mcf. During the nine months ended September 30, 2006, GeoMet recorded an unrealized gain from the change in market value of its derivative contracts of $14.6 million compared to a $(21.8) million unrealized loss for the prior year period. Capital expenditures incurred during the nine months ended September 30, 2006 were $61.9 million compared to $49.7 million for the same period in 2005.

Commenting on the quarter, Darby Seré, Chairman, President and Chief Executive Officer of GeoMet stated, “As has been previously reported, we completed our initial public offering in July which raised $53 million in new equity. This capital has strengthened our financial position and leaves us positioned to continue our growth strategy. Additionally, we are pleased with the results for the quarter. We expect to continue this trend of rapid production growth and declining unit operating costs.”

“A Coalbed Methane Exploration & Development Company”

Stephen M. Smith, Treasurer • 909 Fannin, Suite 1850 • Houston, Texas 77010 • Direct (713) 287-2251 • Fax (713) 659-3855 • www.geometinc.com

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46 revised (“FIN46 (R)”), which requires variable interest entities to be consolidated by their primary beneficiaries. In conjunction with the option agreement we entered into in June 2006 regarding the possible acquisition of Shamrock Energy, LLC (“Shamrock”) who markets all of our gas, and in accordance with FIN46 (R) we consolidated Shamrock into our financial statements, effective August 1, 2006. As is described in more detail in our form 10-Q for the quarter ended September 30, 2006, consolidation of Shamrock did not have a material impact on our results for the three and nine months recently ended. A summary of the impact of consolidating Shamrock into our financial statements for the three and nine months ended September 30, 2006 is as follows (in 000’s):

Revenue	$5,029
Operating Loss	$(31)
Assets	$3,209
Liabilities	$3,209

The Company intends to exercise its option to acquire Shamrock effective January 1, 2007 and, as such, will continue to consolidate Shamrock into its financial statements. Under the terms of the agreement no additional consideration is due upon exercise of the option.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss third quarter 2006 results on Friday, November 10, 2006 at 10:00 a.m. Central Time. To participate, dial (888) 571-8168 a few minutes before the call begins. Please reference GeoMet Inc. conference ID 9955149. The call will also be broadcast live over the Internet from the Company’s web site at www.geometinc.com. A replay of the conference call will be available approximately two hours after the end of the call until Friday, November 17, 2006. To access the replay, dial (800) 642-1687 and reference conference ID 9955149. In addition, the web cast will also be archived on the Company’s web site.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

“A Coalbed Methane Exploration & Development Company”

Stephen M. Smith, Treasurer • 909 Fannin, Suite 1850 • Houston, Texas 77010 • Direct (713) 287-2251 • Fax (713) 659-3855 • www.geometinc.com

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.

###

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Gas sales	$10,968	$10,542	$33,419	$24,240
Gas marketing	5,029	—	5,029	—
Other fees and other	—	4	—	376

Total Revenues	15,997	10,546	38,448	24,616
Expenses:
Purchased gas	4,976	—	4,976	—
Total production expenses	3,810	3,399	12,121	9,062
Depreciation, depletion and amortization	2,168	1,029	5,749	3,378
Research and development	16	211	114	532
General and administrative	1,953	721	4,408	2,277
Realized (gains) losses on derivative contracts	(551)	2,152	(395)	2,289
Unrealized (gains) losses on derivative contracts	(4,134)	19,164	(14,579)	21,833

Total operating expenses	8,238	26,676	12,394	39,371

Income (loss) from operations	7,759	(16,130)	26,054	(14,755)
Other expenses & interest, net	(754)	(1,054)	(2,347)	(2,507)
Income tax expense (benefit)	2,765	(5,841)	10,013	(5,843)

Net income (loss) before minority interest, net of income tax	4,240	(11,343)	13,694	(11,419)
Minority interest, net of income tax	12	—	12	(442)

Net income (loss)	$4,228	$(11,343)	$13,682	$(10,977)

Net income (loss) per share - basic	$0.11	$(0.41)	$0.40	$(0.40)
Net income (loss) per share - diluted	$0.11	$(0.41)	$0.39	$(0.40)

Weighted average shares outstanding - basic	36,921	27,665	33,799	27,555

Weighted average shares outstanding - diluted:	37,770	27,665	34,802	27,555

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
Assets:
Current assets	$12,461	$9,829
Properties and equipment, net	298,740	236,649
Other assets	2,295	1,431

Total assets	$313,496	$247,909

Liabilities and stockholders’ equity
Current liabilities	$19,715	$17,197
Long-term debt	41,847	99,926
Other long-term liabilities	45,156	35,364

Total liabilities	106,718	152,487
Minority interest	12	—
Total stockholders’ equity	206,766	95,422

Total liabilities and stockholders’ equity	$313,496	$247,909

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2006	2005
Net cash provided by operating activities	$21,314	$8,419
Net cash used in investing activities	(57,964)	(49,272)
Net cash provided by financing activities	38,991	39,635
Effect of exchange rates changes on cash	(33)	(5)

Increase (decrease) in cash and cash equivalents	2,308	(1,223)
Cash and cash equivalents at beginning of period	616	3,014

Cash and cash equivalents at end of period	$2,924	$1,791

GEOMET, INC.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales Volume
Total (Bcf)	1.7	1.2	4.5	3.3
Daily Average (Mcf)	17,993	13,113	16,486	12,012
Average natural gas price	$6.63	$8.74	$7.43	$7.39
Differential to NYMEX (1)	$0.04	$0.28	$0.06	$0.18
Average natural gas price - realized (2)	$6.96	$6.95	$7.51	$6.69

Expenses: ($ per Mcf)
Lease operating costs	$1.52	$1.92	$1.82	$1.89
Transportation costs	$0.34	$0.35	$0.36	$0.33
Compression costs	$0.29	$0.36	$0.35	$0.38
Production taxes	$0.16	$0.19	$0.17	$0.16

Total Production Costs	$2.31	$2.82	$2.70	$2.76

(1)	The difference between the average natural gas price for the period, before the impact of hedging, and the final average settlement price for natural gas contracts on the NewYork Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes
(2)	Average realized price includes the effects of realized gains or losses on derivative contracts

GEOMET, INC.

Pond Creek Field

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales Volume
Total (Bcf)	1.0	0.8	2.8	2.1
Daily Average (Mcf)	10,870	8,329	10,193	7,648

Expenses: ($ per Mcf)
Lease operating costs	$1.13	$1.42	$1.37	$1.49
Transportation costs	$0.56	$0.55	$0.58	$0.52
Compression costs	$0.28	$0.39	$0.36	$0.42
Production taxes	$0.01	$0.03	$0.02	$0.02

Total Production Costs	$1.98	$2.39	$2.33	$2.45

GEOMET, INC.

Gurnee Field

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales Volume
Total (Bcf)	0.5	0.3	1.4	0.8
Daily Average (Mcf)	5,948	3,487	5,078	2,990

Expenses: ($ per Mcf)
Lease operating costs	$2.52	$3.80	$3.14	$3.75
Transportation costs	$—	$—	$—	$—
Compression costs	$0.36	$0.41	$0.39	$0.42
Production taxes	$0.37	$0.49	$0.42	$0.42

Total Production Costs	$3.25	$4.70	$3.95	$4.59

GEOMET, INC.

NATURAL GAS PRODUCTION HEDGES

(Unaudited)

(As of September 30, 2006)

Period	Type	Volume MMBtu	Weighted Average Price per MMBtu
			Cap	Floor	Protection *
October 2006	3 Way Collar	372,000	$8.49	$7.00	$1.12
Winter 2006 / 2007	3 Way Collar	1,510,000	$11.02	$8.20	$1.50
Summer 2007	3 Way Collar	1,712,000	$10.50	$7.38	$1.63
Winter 2007 / 2008	3 Way Collar	1,216,000	$14.80	$9.00	$3.00
Summer 2008	3 Way Collar	1,712,000	$10.50	$7.00	$2.00

*	Protection is the difference between the floor price and the point where the floor phases out. It remains a constant premium as prices decline below the point at which the floor phases out.

GEOMET, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Income (loss)	$4,228	$(11,343)	$13,682	$(10,977)
Add: Interest expense, net of interest income and amounts capitalized	732	1,046	2,342	2,500
Add: Other loss	23	7	5	7
Add (Deduct): Expense (benefit) for income taxes	2,765	(5,841)	10,013	(5,843)
Add: Depreciation, depletion and amortization	2,168	1,029	5,749	3,378

EBITDA	9,916	(15,102)	31,791	(10,935)

Add (Deduct): Unrealized losses (gains) on derivative contracts	(4,134)	19,163	(14,579)	21,834
Add: Stock based compensation	89	—	118	—
Add: Accretion expense	42	26	287	72

Adjusted EBITDA	$5,913	$4,087	$17,617	$10,971

The above table reconciles our net income (loss) to EBITDA and Adjusted EBITDA. EBITDA is defined as net income (loss) before deducting net interest expense, deducting or adding other non-operating income or losses, deducting or adding income taxes (benefit), and deducting depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adding back the effects of non-cash charges including unrealized gains or losses resulting from the change in the market value of open derivative contracts, stock based compensation and accretion of asset retirement obligation at the end of the period. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principals (GAAP) and should not be considered as an alternative to GAAP measures such as net income, operating income, or any other GAAP measures of liquidity or financial performance. Management believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating GeoMet because it is a indicator of the Company’s ability to generate cash to fund its exploration and development activities and analysts use this information to compare and evaluate companies in the oil and gas exploration and production industry.